UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2014

AnythingIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54540	22-3767312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17-09 Zink Place, Unit 1, Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (877) 766-3050 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 24, 2014 AnythingIT, Inc. entered into a Securities Purchase Agreement with Asher Enterprises, Inc. pursuant to which we borrowed $53,000 under the terms of a convertible promissory note.  After payment of a finder’s fee of $10,000 and legal fees of $3,000 to Asher Enterprises’ counsel, we are using the net proceeds for working capital.

Interest under the convertible promissory note is 8% per annum, and the principal and all accrued but unpaid interest is due on October 24, 2014.  The note is convertible at any time following 180 days after the issuance date at the holder’s option into shares of our common stock at a variable conversion price of 58% of the lowest average three day market price of our common stock during the 10 trading days prior to the notice of conversion, subject to adjustment as described in the note.  The conversion price is also subject to adjustment under certain events, including if we should issue or sell shares of our common stock at less than the then conversion price, subject to certain exclusions, in which event the conversion price of the note would be reduced to such lower price.  The holder’s ability to convert the note, however, is limited in that it will not be permitted to convert any portion of the note if the number of shares of our common stock beneficially owned by the holder and its affiliates, together with the number of shares of our common stock issuable upon any full or partial conversion, would exceed 9.99% of our outstanding shares of common stock.  The holder has the right to waive this term upon 61 days' notice to us.

During the first 180 days following the date of the note we have the right to prepay the principal and accrued but unpaid interest due under the note, together with any other amounts we may owe the holder under the terms of the note, at a graduating premium ranging from 115% to 140%.  After this initial 180 day period, we do not have a right to prepay the note.

All amounts due under the note become immediately due and payable by us upon the occurrence of an event of default, which includes (i) our failure to pay the amounts due at maturity, (ii) our failure to deliver shares of our common stock upon any conversion of the note, (iii) a breach of the covenants, representations or warranties under the note or the Securities Purchase Agreement, (iv) the appointment of a trustee, a judgment against us in excess of $50,000 (subject to a cure period), a liquidation of our company or the filing of a bankruptcy petition, (v) failure to remain current in our reporting obligations under the Securities Exchange Act of 1934 or the removal of our common stock from quotation on the OTC Bulletin Board, or (vi) any restatement of our financial statements, as well as certain other provisions as set forth in the note.

Under the terms of the Securities Purchase Agreement, we granted Asher Enterprises a right of first refusal until July 24, 2014 in the event we seek to enter into any equity or equity linked financings in an amount less than $100,000, subject to certain exclusions.

The foregoing descriptions of the convertible promissory note and Securities Purchase Agreement are qualified in their entirety by reference to the documents which are filed as Exhibits 4.8 and 10.20, respectively, to this report.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

4.8	Convertible Promissory Note dated January 24, 2014 in the principal amount of $53,000 to Asher Enterprises, Inc.

10.20	Securities Purchase Agreement dated January 24, 2014 by and between AnythingIT, Inc. and Asher Enterprises, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANYTHINGIT INC.

Date: February 5, 2014	By: /s/ David Bernstein
David Bernstein, Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

4.8	Convertible Promissory Note dated January 24, 2014 in the principal amount of $53,000 to Asher Enterprises, Inc.

10.20	Securities Purchase Agreement dated January 24, 2014 by and between AnythingIT, Inc. and Asher Enterprises, Inc.